                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 'SS'240.14a-11(c) or 'SS'240.14a-12

                          PARAVANT COMPUTER SYSTEMS, INC.
      --------------------------------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)

      --------------------------------------------------------------------------
        Name of Person(s) Filing Proxy Statement if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

                                       N/A

      (2)   Aggregate number of securities to which transaction applies:

                                       N/A

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A

      (4)   Proposed maximum aggregate value of transaction:
                                       N/A

      (5)   Total fee paid:
                                       N/A

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
                                       N/A

      (2)   Form, Schedule or Registration Statement No.:
                                       N/A

      (3)   Filing Party:
                                       N/A

      (4)   Date Filed:
                                       N/A

                         PARAVANT COMPUTER SYSTEMS, INC.

                            1615A West Nasa Boulevard
                            Melbourne, Florida 32901

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                February 27, 1997
                                 ---------------

To the Shareholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Paravant Computer Systems, Inc. (the "Company") will be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903, on February 27, 1997 at 10:00 A.M. (local time) for the following purposes:

         1. To elect five directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

         2. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

         The Board of Directors has fixed January 3, 1997 as the record date for the determination of the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only shareholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

         A copy of the Company's Annual Report for the fiscal year ended September 30, 1996 is enclosed herewith.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                                             By Order of the Board of Directors,

                                             William R. Craven
                                             Secretary

Melbourne, Florida
January 28, 1997

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE
YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.
--------------------------------------------------------------------------------

                         PARAVANT COMPUTER SYSTEMS, INC.

                            1615A West Nasa Boulevard
                            Melbourne, Florida 32901

                              --------------------
                           P R O X Y   S T A T E M E N T
                              --------------------

         The enclosed proxy is solicited on behalf of the Board of Directors of Paravant Computer Systems, Inc. (the "Company" or "PCS") pursuant to this proxy statement (to be mailed on or about January 28, 1997) for use at the Annual Meeting of Shareholders to be held at the time and place shown in the attached notice of annual meeting and at any adjournment or postponement thereof (the "Annual Meeting"). Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies will revoke proxies submitted earlier.

                                   RECORD DATE

         The record date for the determination of holders of common stock, par value $0.015 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Annual Meeting is January 3, 1997 (the "Record Date").

                                VOTING SECURITIES

         As of the Record Date, 7,959,886 shares of Common Stock of the Company were outstanding. The number of outstanding shares of Common Stock, and, unless otherwise stated, all other references contained in this proxy statement to numbers of shares of Common Stock, give effect to the three-for-one stock split effected by the Company on July 25, 1996, pursuant to which each holder of shares of Common Stock of record on July 22, 1996 received two additional shares of Common Stock for every share held on such date (the "Stock Split"). Holders of record of Common Stock as of the Record Date will be entitled to one vote for each share held. A majority of all shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares. Brokers which are members of the New York Stock Exchange or American Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if such brokers have transmitted proxy soliciting materials to their clients and the clients have not furnished voting instructions by the date specified in the statement accompanying such materials.

         The election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee and shares present by proxy where the shareholder properly withholds authority to vote for such nominee will not be counted towards such nominee's achievement of a plurality. Broker non-votes are not considered "shares present" for voting purposes and have no impact on the outcome of the proposal.

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

         The following table sets forth, as of the Record Date, the beneficial ownership of shares of Common Stock by (i) each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each executive officer of the Company listed in the Summary Compensation Table and (iii) all of the Company's officers and directors as a group:

                                                                                                    Percentage of
                                                                  Amount and Nature of           Outstanding Shares
Name and Address of Beneficial Owner(1)                         Beneficial Ownership(2)               Owned(3)
---------------------------------------                         -----------------------               --------
Krishan K. Joshi(4)(5)                                                 2,235,468                        28.1%
Richard P. McNeight(5)                                                   947,810                        11.5%
William R. Craven(5)                                                     483,649                         6.1%
James E. Clifford(5)                                                      13,500                          * %
Michael F. Maguire(5)                                                     13,500                          * %
Lary J. Beaulieu(5)                                                      206,201                         2.6%
All officers and directors as a group (7 persons)(4)(5)                3,479,280                        41.6%

-----------------------------
*      Less than 1%

(1) The address of each such person is c/o Paravant Computer Systems, Inc., 1615A West Nasa Blvd., Melbourne, Florida 32901.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Proxy Statement have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)    Based on 7,959,886 shares of Common Stock outstanding on the Record Date.

(4) Includes 2,191,854 shares of Common Stock held by UES Florida, Inc. ("UES Florida"), a wholly owned subsidiary of UES, Inc. ("UES"). Mr. Joshi, Chairman and Chief Executive Officer of the Company, is the Chairman and a director of UES, of which he owns 58% of the shares of its common stock and which, as a result, he controls. With respect to the 2,191,854 shares held by UES Florida, 445,848 of such shares are subject to an option granted by UES Florida to Mr. Joshi. Both UES and UES Florida have offices at 4402 Dayton-Xenia Road, Dayton, OH 45432.

(5) Includes options obtained from UES Florida covering 148,617 shares for Mr. McNeight, 297,231 shares for Mr. Craven and 445,848 shares for Mr. Joshi. Includes options granted under the Company's Incentive Stock Option Plan, as amended (the "Incentive Plan"), covering 110,000 shares for Mr. McNeight, 25,000 shares for Mr. Craven, 4,000 shares for each of Messrs. Clifford and Maguire, 20,000 shares for Mr. Beaulieu and 25,000 shares for other officers and directors, options for 188,049 shares of Common Stock granted to Mr. McNeight and 5,031 shares of Common Stock granted to each of Mr. Craven and Mr. Beaulieu under a non-qualified stock option plan which plan has been terminated and options granted under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan") covering 7,500 shares for each of Messrs. Clifford and Maguire, all of which options are currently exercisable. Excludes options granted under the Incentive Plan covering 140,000 shares for Mr. McNeight, 60,000 shares for Mr. Craven, 40,000 shares for Mr. Beaulieu and 35,000 shares for other officers and directors, all of which options are not exercisable within 60 days of the date of this Proxy Statement. Also excludes options to purchase 7,500 shares of Common Stock issuable pursuant to options to be granted, under the Directors' Plan, to each of Messrs. Clifford and Maguire, the current non-employee directors of the Company, as of the date of the Annual Meeting.

                              ELECTION OF DIRECTORS

         The Board of Directors has nominated the five individuals whose names are set forth below for election to the Board of Directors, each to hold office until the next Annual Meeting of Shareholders and until his successor is duly elected and qualified. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below, all of whom are now directors of the Company. In the event that any of such nominees for election at the Annual Meeting should become unavailable for election for any reason not presently known, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominees as the Board of Directors may designate unless the Board of Directors reduces the number of directors. The directors are to be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting.

Recommendation of Board of Directors

         The Board of Directors recommends a vote FOR election of the nominees identified below as directors of the Company.

Information Regarding Nominees

         The information set forth below, furnished to the Board of Directors by the respective individuals, shows as to each nominee for election as a director of the Company (i) his name and age; (ii) his principal position with the Company; (iii) his principal occupation or employment, if different; and (iv) the month and year in which he began to serve as a director.


                                  Present Position(s)                Principal Occupation or                   Director
Name and Age                       with the Company                  Employment, If Different                   Since
------------                      -------------------                ------------------------                   -----
Krishan K. Joshi (60)             Chairman, Chief Executive          Chairman and President of                   1989
                                  Officer and Director(1)(2)         UES, Inc. (technology
                                                                     development company)

Richard P. McNeight (46)          President, Chief Operating                                                     1994
                                  Officer and Director(3)

William R. Craven (48)            Vice President of                                                              1994
                                  Marketing, Director and
                                  Secretary

James E. Clifford (60)            Director(1)(2)(3)(4)               President, Engineering                      1995
                                                                     Development Laboratories, Inc.


                                  Present Position(s)                Principal Occupation or                   Director
Name and Age                       with the Company                  Employment, If Different                   Since
------------                      -------------------                ------------------------                   -----
Michael F. Maguire (70)           Director(3)(4)                     President, Maguire                          1995
                                                                     Investment Management, Inc.

------------
(1)      Member of Compensation Committee
(2)      Trustee for Profit Sharing Plan
(3)      Member of Audit Committee
(4)      Member of Stock Option Committee

Biographical Information Regarding Directors and Executive Officers

         Krishan K. Joshi. From 1976 to date, Mr. Joshi has served as founder, chairman and president of UES, a technology development company. Following the acquisition of a controlling interest in the Company by UES in December of 1989, he became Chairman, Chief Executive Officer and President of the Company. However, in April 1994, he resigned as President of the Company and continues to serve as Chairman and Chief Executive Officer. Mr. Joshi spends less than 20% of his time on Company affairs. He has also been Chairman of Astro Industries, Inc., a manufacturer and distributor of aerospace wire and cable products, since August 1980. He holds a Bachelor of Science degree in Mathematics and Physics from Punjab University in India; a Bachelors degree in Aeronautical and Astronautical Engineering from Ohio State University and Master of Science degree in Engineering from the University of Dayton, Ohio; and has engaged in Doctoral studies in Mechanical Engineering at the University of Cincinnati.

         Richard P. McNeight. From 1984 until June 1994, Mr. McNeight served as a Vice President and General Manager of the Company. He was appointed President of the Company in June 1994. From 1982 to 1984, he was employed by Siemen's Corporation as a senior member of its systems engineering staff. From 1972 to 1982, he worked for ITT's North Telecommunications Division in several positions as a software engineering director and manager and engineer. Mr. McNeight holds a Bachelors degree in Applied Science/Engineering from the University of Wisconsin and a Masters degree in Computer Information/Control Engineering from the University of Michigan.

         William R. Craven. Mr. Craven joined the Company in September 1991 as a Vice President in charge of Marketing and has served in that capacity continually to the present. From 1990 to 1991, he was employed as a Vice President of Marketing for Telxon Corp., a manufacturer of hand-held computers and software systems. From 1982 to 1990, he served as a Vice President of Mead Corp., a manufacturer of paper products and provider of electronic services, in a variety of positions, including marketing, product development and joint ventures. For three years during that period, he acted as President of Seiko Mead Company, a Japanese-American joint venture established to manufacture color computer printers and copiers. He was employed as a Director of Marketing by Gentech Industries, a manufacturer of packaging materials and systems, from 1979 to 1982. He also served as Sales and Product Managers for Champion International, a manufacturer of paper products, from 1971 until 1979. Mr. Craven holds a Bachelor of Science degree in Physics and Mathematics from Birmingham Southern College.

         Lary J. Beaulieu. Since 1988, Mr. Beaulieu has been employed continually by the Company in several capacities, including Director of Engineering, Chief Engineer and Vice President of Engineering. From 1982 to 1988, he served as Manager of Inspection and Service Products, Engineering Manager and New Product Design Manager for Schlumberger Technologies, a manufacturer of service/inspection products. He worked in several engineering positions from 1972 through 1981 for ITT's North Telecommunications Division. Mr. Beaulieu holds Bachelor and Masters of Science degrees in electrical engineering from Tufts University.

         Kevin J. Bartczak. Mr. Bartczak joined the Company as an officer in February, 1995. From 1993 to 1995, he served as Chief Financial Officer,
Secretary and Director of Opto Mechanik, Inc. ("OMI"), a manufacturer of electro-optical fire control and assemblies for weapons systems. On October 14, 1994, OMI filed for protection under Chapter 11 of the U.S. Bankruptcy Code and was subsequently liquidated. Mr. Bartczak was employed from 1987 to 1993 as a division controller of Harsco Corporation, a manufacturer of heavy equipment and land combat systems. From 1984 to 1987, he was also employed as a division controller of General Defense Corporation, a manufacturer and developer of ammunition, radar guidance and weapon systems. Mr. Bartczak served from 1981 to 1984 as a division controller and manager of corporate accounting of Elkem Metal Company, a producer of metal alloys. From 1979 to 1981, he functioned as senior accountant for the Cyclops Corporation, a producer of specialty steel, industrial and residential building products and consumer electronics. As a certified public accountant, he worked as an audit supervisor for Arthur Young & Co. from 1975 to 1979. Mr. Bartczak holds a Bachelor of Science degree in Business Management from Indiana University of Pennsylvania.

         James E.  Clifford.  From  1989 to date,  Mr.  Clifford  has  served as
President and Director of Engineering Development Laboratories, Inc., a manufacturer of aircraft avionics and flight control electronics. From 1983 to 1989, Mr. Clifford served as President of Signal Technology Laboratories, Inc. ("STL"), a manufacturer and developer of militarized electronic defense systems, and continues to serve as a director of STL. Mr. Clifford served as an officer in the U.S. Air Force for 23 years, attaining the rank of Colonel specializing in air lift and aircraft acquisition programs. Mr. Clifford holds Bachelors and Masters of Science degrees in Electrical Engineering from Oklahoma State University.

         Michael F. Maguire. Since 1986, Mr. Maguire has been employed as President of Maguire Investment Management, Inc., a consulting firm founded by him. From 1973 through 1986, he was an officer of Harris Corp., a computer manufacturer, attaining the position of senior vice president. From 1962 to 1973, Mr. Maguire served in various capacities with Perken Elmer, a manufacturer of analytical instruments and life-science systems, including as an engineering manager, vice president, general manager and group vice president. From 1950 to 1962, he held various engineering design and management positions with General Electric, Pratt & Whitney, and Sperry Rand companies. He is currently a director of Harris Computer Systems Corp., Concurrent Computer Systems Corp. and Cyberguard Corp. Mr. Maguire also previously served as a director of OMI. In 1950, he received a Bachelor of Science degree in electrical engineering from Rensselear Polytechnic Institute and in 1955 a Masters of Science degree from the University of Connecticut.

Meetings and Committees of the Board

         The Board of Directors of the Company held five meetings during fiscal 1996 and acted by written consent on three occasions. With the exception of Mr. Clifford, who attended three of the five meetings of the Board of Directors which occurred following his appointment as a director of the Company, all directors attended 75% or more of the total number of meetings of the Board and of the committees of which they were members.

         The Audit Committee, the Stock Option Committee and the Compensation Committee are the only standing committees of the Board. There is no formal nominating committee; the Board of Directors performs this function.

         The Audit Committee, which is currently composed of Mr. McNeight, its Chairman, and Messrs. Clifford and Maguire, consults with the auditors of the Company and such other persons as the members deem appropriate, reviews the preparations for and scope of the audit of the Company's annual financial statements, makes recommendations as to the engagement and fees of the independent auditors, and performs such other duties relating to the financial statements of the Company as the Board of Directors may assign from time to time. The Audit Committee held two meetings during fiscal 1996.

         The Stock Option Committee, which is currently composed of Mr. Maguire, its Chairman, and Mr. Clifford, has all of the powers of the Board of Directors, including the authority to issue stock or other securities of the Company, in respect of any matters relating to the administration of the Company's stock option plans (other than the grant of options under the Non-Employee Directors'
Plan). The Stock Option Committee held one meeting during 1996.

         The Compensation Committee, which is currently composed of Mr. Joshi, its Chairman, and Mr. Clifford, reviews with the Board of Directors on a periodic basis existing and proposed compensation plans, programs and arrangements for executive officers and other employees. All recommendations regarding compensation arrangements for Mr. Joshi are made solely by Mr. Clifford. The Compensation Committee held no meetings during fiscal 1996.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers and directors of the Company and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Common Stock with the Securities and Exchange Commission within certain time periods and to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company by such Reporting Persons or on written representations that no reports on Form 5 were required, the Company believes that during the fiscal year ended September 30, 1996, all of the Reporting Persons complied with their Section 16(a) filing requirements.

Directors' Compensation

         Each director who is not an employee of the Company was paid $500 for each meeting of the Board of Directors, as well as for each meeting of any committee of the Board of Directors not held on a day during which a meeting of the Board of Directors was held, attended by such director during fiscal 1996. The Company also reimbursed each such director for all reasonable expenses incurred by him in attending meetings. In addition, non-employee directors of the Company are eligible to participate in the Director's Plan, pursuant to which each non-employee director is automatically granted (i) upon becoming a director of the Company, an option to purchase 7,500 shares of Common Stock and
(ii) each year, on the day of the Company's annual meeting of shareholders, an option to purchase 7,500 shares of Common Stock. In connection with the Company's initial public offering (the "IPO") in June 1996, the Company granted to each of Messrs. Clifford and Maguire, pursuant to the Directors' Plan, an option to purchase 7,500 shares of Common Stock.

Legal Proceedings

         In March 1996, the Company's former counsel, Cascone & Cole, rendered an invoice to the Company in the amount of approximately $365,000 for legal fees and expenses to which such counsel claimed to be entitled in connection with its representation of the Company for both general corporate services and services relating to the IPO. As the Company had made prior payments to such counsel of $130,000, the net amount claimed to be due was approximately $235,000. The Company has contested the invoice and accrued an estimate for the settlement, if any, of these fees. On March 27, 1996, Cascone & Cole filed an action in the Supreme Court of the State of New York, County of New York, entitled Cascone & Cole v. Paravant Computer Systems, Inc., Victor M. Wang, Duke & Company, Inc., Dean Petkanas and Eagle Group Incorporated (Index No. 96601634), against the Company, the underwriter of the Company's IPO (the "Underwriter"), and certain other defendants alleging, among other things, breach of contract, failure to pay attorneys' fees, fraud, copyright infringement and defamation by the Company in connection with the aforementioned services, as well as claiming a finder's fee with respect to the Underwriter's relationship with the Company. Plaintiff is seeking damages in the amount of approximately $28 million from the Company. Plaintiff has filed a motion to increase its claims for legal services from approximately $365,000 to approximately $415,000, claiming there is a balance due of $280,882 for legal services. The Company has filed an answer denying the allegations made by plaintiff and has asserted defenses and counterclaims against the plaintiff seeking, among other things, recovery of amounts paid to plaintiff as well as punitive damages and court costs.

         On September 18, 1996, a former controller of the Company filed an action in the Circuit Court of the State of Florida, Brevard County, entitled Christopher R. Exley v. Paravant Computer Systems, Inc., Richard P. McNeight, William R. Craven, UES of Florida, Inc. and Krishan K. Joshi (Case No. 96-15091
CA), against the Company and certain of its officers, directors and principal stockholders, alleging, among other things, retaliatory personnel actions by the defendants. Plaintiff alleges that he was improperly terminated in December 1994 as a result of his refusal to account for certain transactions in a specified manner. Plaintiff is seeking unspecified damages plus fees and costs.

         The Company will vigorously defend itself in these matters. Management of the Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company.

         The Company is not a party to or involved in any other pending legal proceedings.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding the compensation in each of the last three fiscal years of the person who served as the Company's Chief Executive Officer during the fiscal year ended September 30, 1996, and the three other highest paid executive officers who were serving as officers at September 30, 1996 (collectively, the "Named Executive Officers").

                                                                                    Long Term Compensation
                                                                            -------------------------------------
                                                 Annual Compensation                 Awards              Payouts
                                         ------------------------------     -------------------------    -------
                                                                  Other
                                                                  Annual    Restricted     Securities                   All Other
                                                                  Compen-      Stock       Underlying      LTIP          Compen-
Name and Principal             Fiscal                             sation      Award(s)       Options/    Payouts(1)       sation
      Position                  Year     Salary ($)   Bonus ($)    ($)          ($)          SARs(#)       ($)             ($)
-----------------------         -----    ----------   ---------   -----        -----         -------       ----           ----
Krishan K. Joshi(2)...........  1996        52,000        -0-      -0-          -0-            -0-         -0-             -0-
 Chairman and Chief             1995        45,200        -0-      -0-          -0-            -0-         -0-             -0-
 Executive Officer              1994        28,800        -0-      -0-          -0-            -0-         -0-             -0-

Richard P. McNeight(3)........  1996       139,500     18,000      -0-          -0-          90,000        1,665           -0-
 President and                  1995       124,241        -0-      -0-          -0-         120,000         -0-            -0-
 Chief Operating Officer        1994       113,896      3,000      -0-          -0-         188,049         723            -0-

William R. Craven.............  1996       118,038     14,000      -0-          -0-          45,000        1,369           -0-
 Vice President of Marketing    1995       106,616        -0-      -0-          -0-          15,000         -0-            -0-
                                1994        90,964      1,000      -0-          -0-           5,031         832            -0-

Lary J. Beaulieu..............  1996        97,490     10,000      -0-          -0-          30,000        1,205           -0-
 Vice President of              1995        98,560        -0-      -0-          -0-          15,000         -0-            -0-
 Engineering                    1994        96,615      9,109      -0-          -0-           5,031         894            -0-

---------
(1)    Represents Company matching funds for 401(k) Profit Sharing Plan.
(2)    Reflects compensation for Mr. Joshi's part-time work for the Company.
(3) Excludes personal use of Company automobile and computer equipment estimated at $5,000 per year.

Option/SAR Grants During Fiscal Year 1996

         The following table provides information related to options granted to the Named Executive Officers during the fiscal year ended September 30, 1996. No stock appreciation rights were issued by the Company during fiscal 1996.

                                                            Number of          Percent of Total
                                                            Securities           Options/SARs
                                                            Underlying            Granted to        Exercise or
                                                           Options/SARs          Employees in        Base Price       Expiration
Name                                                      Granted(#)(1)          Fiscal Year         ($/Sh)(1)           Date
----                                                      -------------        ----------------     -----------       ----------
Krishan K. Joshi,
  Chairman and Chief Executive Officer..............            --                       --                  --           --
Richard P. McNeight,
  President and Chief Operating Officer (2).........          90,000                  25.0%              1.4667        11/16/00
William R. Craven,
  Vice President of Marketing (2)...................          45,000                  12.5%              1.3333        11/16/05
Lary J. Beaulieu,
  Vice President of Engineering (2).................          30,000                   8.3%              1.3333        11/16/05

--------------
(1) All share numbers and exercise prices have been adjusted to give effect to the Stock Split. The right to exercise the options is vested over a three-year period from the date of grant in November 1995, with one-third of the options subject to grant to become vested (and consequently exercisable) on each of the first three anniversaries of the date of grant.

(2) Excludes options for 40,000 shares, 25,000 shares and 15,000 shares of Common Stock granted in November 1996 to Messrs. McNeight, Craven and Beaulieu, respectively, under the Company's Incentive Plan at an exercise price of $5.00 per share.

Aggregated Option/SAR Exercises During Fiscal Year 1996 and Fiscal Year End Option/SAR Values

         The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended September 30, 1996 and the number and value of options and stock appreciation rights held at fiscal year end which are currently exercisable. No options or stock appreciation rights were exercised during the fiscal year ended September 30, 1996.

                                                                          Number of Securities             Value of Unexercised
                                            Shares                       Underlying Unexercised         In-the-Money Options/SARs
                                          Acquired on       Value       Options/SARs at FY-End(1)              at FY-End($)(2)
Name                                      Exercise (#)   Realized($)   Exercisable    Unexercisable    Exercisable    Unexercisable
----                                      ------------   -----------   -----------    -------------    -----------    -------------
Krishan K. Joshi,
  Chairman and Chief Executive Officer..      --            --           445,848              -0-      $2,441,464          $ -0-
Richard P. McNeight,
  President and Chief Operating Officer.      --            --           446,667          100,000       1,795,772        443,030
William R. Craven,
  Vice President of Marketing...........      --            --           327,262           35,000       1,768,173        153,293
Lary J. Beaulieu,
  Vice President of Engineering.........      --            --            25,031           25,000         119,077        110,376

-------------
(1)      All share numbers have been adjusted to give effect to the Stock Split.

(2) The values of Unexercised-In-the-Money Options/SARs represents the aggregate amount of the excess of $5.625, the closing sales price for a share of Common Stock (as adjusted to give effect to the Stock Split) on September 30, 1996, over the relevant exercise price of all "in-the-money" options held on such date. Excludes options for 40,000 shares, 25,000 shares and 15,000 shares of Common Stock granted in November 1996 to Messrs. McNeight, Craven and Beaulieu, respectively, under the Company's Incentive Plan at an exercise price of $5.00 per share.

Incentive Stock Option Plan

         Under the Company's Incentive Stock Option Plan, as amended (the "Incentive Plan"), options to purchase a maximum of 1,455,000 shares of its Common Stock may be granted to officers, directors and other key employees of the Company. Options granted under the Incentive Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended (the "Code").

         The Incentive Plan is administered by the Board of Directors and the Stock Option Committee, which determines which persons are to receive options, the number of options granted and the exercise prices thereof. In the event an optionee voluntarily terminates his employment with the Company, the optionee generally has the right to exercise his accrued options within five days of such termination. If an optionee's employment is involuntarily terminated, other than because of death, he has the right to exercise his accrued option within thirty days of such termination. Upon death, the optionee's estate or heirs have one year to exercise said optionee's accrued options. The maximum term of any option is generally ten years, and the option price per share may not be less than the fair market value of the Company's shares at the date the option is granted. However, options granted to persons owning more than 10% of the Company's voting shares may not have a term in excess of five years, and the option price per share may not be less than 110% of fair market value. The Company may redeem any accrued but unexercised option held by an optionee by paying him the difference between the option exercise price and the then fair market value.

         If the aggregate fair market value of the shares of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as incentive options and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule shall be applied by taking options into account in the order or sequence in which they are granted. Options must be granted within ten years from the effective date of the Incentive Plan.

         Options granted under the Incentive Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Incentive Plan are protected by anti-dilution provisions increasing the number of shares issuable thereunder and reducing the exercise price of such option, under certain conditions. The Incentive Plan will terminate on December 22, 2004 or on such earlier date as the Board of Directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first. As of January 27, 1997, options to acquire an aggregate of 958,000 shares of the Company's Common Stock at exercise prices ranging from $0.72 per share to $5.00 per share had been granted under the Incentive Plan to key employees and directors (including options to purchase 120,000 shares of Common Stock at an exercise price of $0.79 per share, 90,000 shares of Common Stock at an exercise price of $1.47 per share, and 40,000 shares of Common Stock at an exercise price of $5.00 per share, granted to Mr. McNeight; options to purchase 15,000 shares of Common Stock at an exercise price of $0.72 per share, 45,000 shares of Common Stock at an exercise price of $1.33 per share and 25,000 shares of Common Stock at an exercise price of $5.00 per share, granted to Mr. Craven; and options to purchase 15,000 shares of Common Stock at an exercise price of $0.72 per share, 30,000 shares of Common Stock at an exercise price of $1.33 per share and 15,000 shares of Common Stock at an exercise price of $5.00 per share, granted to Mr. Beaulieu). In the case of options granted under the Incentive Plan to employees, such options vest and are exercisable at a rate no greater than 33 1/3% each continuous year in which the employee is employed on a full time basis by the Company.

Nonemployee Directors' Stock Option Plan

         In order to attract and retain the services of non-employee members of the Board of Directors and to provide them with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in the Company, the Company has adopted the Nonemployee Directors' Stock Option Plan (the "Director's Plan"), pursuant to which stock options covering an aggregate of 45,000 shares of the Company's Common Stock may be granted to such non-employee directors.

         Pursuant to the Directors' Plan, each member of the Board of Directors of the Company who is not an employee of the Company (or a subsidiary) (a "Non-employee Director") and who is elected or re-elected as a director of the Company by the shareholders at any annual meeting of shareholders commencing with the Annual Meeting to which this Proxy Statement relates will receive, as of the date of each such election or re-election, options to purchase 7,500 shares of the Company's Common Stock. In addition, each Non-employee Director will receive options to purchase 7,500 shares of Common Stock upon his initial election or appointment as director. All options granted under the Directors' Plan are to be non-incentive options. Messrs. Clifford and Maguire, the current Non-employee Directors, were each granted in May 1996 non-incentive options to purchase 7,500 shares of Common Stock at an exercise price of $1.67 per share. If reelected, Messrs. Clifford and Maguire will each be granted, as of the date of the Annual Meeting, non-incentive options to purchase 7,500 shares of Common Stock at the then current market price of the Common Stock.

401(k) Profit Sharing Plan

         The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Code. The effective date of the PSP is January 1, 1990. This plan is administered under a Trust and two of the Company's directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its executive officers, are eligible to participate in this plan after three months of employment.

         Under the PSP, participating employees have the right to elect that their contributions to this plan be made from deductions from the compensation owed to them by the Company in an amount up to 15% of their compensation per annum, not to exceed $9,500 in each of 1996 and 1997. In addition, the Company, in its discretion, may make contributions to this plan of up to 1% of the participant's annual compensation. Participating employees are entitled to full distribution of their share of the Company's contribution under this plan upon their death or total disability or when they reach retirement age (i.e., 65 years of age). If a participating employee's employment is terminated earlier, such employee's share of the Company's contributions will depend upon the employee's number of years of employment with the Company. All employees are entitled to receive 25%, 50%, 75%, and 100%, respectively, of the Company's contributions upon completion of 2, 3, 4, and 5 years of employment, respectively.

         All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and employees' contributions, they may receive investment earnings relating to the funds in their account under this plan.

Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements

         Richard P. McNeight is serving as the Company's President pursuant to an employment agreement for three years commencing January 1, 1995, which agreement provides for an initial annual compensation of $130,000, unspecified bonuses, an increase of 10% in compensation in each of the second and third years and a two-year non-competition covenant covering the rugged computer business that commences after termination of employment.

         William R. Craven entered into a three year employment contract with the Company commencing January 1, 1995, which agreement provides for an initial annual compensation of $110,000, unspecified bonuses, a 10% increase per annum in each of the second and third years, and a similar two-year non-competition covenant.

         In February 1995, the Company entered into a three year employment agreement with Kevin J. Bartczak which provides for his employment as Vice President and Chief Financial Officer. This agreement established compensation at the initial rate of $80,000 per year, increasing to $90,000 in the second year and $100,000 in the third year, and provides for discretionary bonuses. In addition, the agreement provides for the grant to Mr. Bartczak of options to purchase up to 60,000 shares of Common Stock, subject to certain conditions. In the event Mr. Bartczak's employment is terminated by the Company without cause, he will be entitled to a severance amount equal to 6 months' salary (plus certain health insurance expense amounts) if termination occurs during the first two years under the agreement and 90 days' salary if termination occurs during the third year.

                              CERTAIN TRANSACTIONS

         Under the Company's $4,000,000 line of credit with National City Bank in Dayton, Ohio, Krishan K. Joshi, the Company's Chairman, and UES, a company controlled by Mr. Joshi which presently indirectly owns approximately 27.5% of the Company's outstanding Common Stock, each guaranteed all amounts outstanding under such line of credit. Similar guarantees involving Mr. Joshi and UES were required for earlier loan arrangements between the Company and such bank. Upon completion of the IPO, such guarantees were terminated. Mr. Joshi and UES may be deemed to have benefitted from the elimination of such guarantees.

         At September 30, 1995, the Company was a guarantor of certain debt of UES. The debt included a $1,250,000 line of credit with a bank that was due on demand and bore interest at the prime rate. The amount outstanding under the agreement at September 30, 1995 was $779,715. The debt also included a commercial note payable to the same bank bearing an initial interest rate of 8.75% adjusted monthly to 1.50% above the prime rate. Interest and principal payments on this note were due in eighty-four monthly installments including principal of $11,905 per payment, with final payment due in September 2001. The amount outstanding under the commercial note payable at September 30, 1995 was $845,235. Prior to the completion of the Company's IPO, the bank released the Company from its guarantee.

         Beaver Creek Enterprises, an Ohio partnership among certain UES employees, including Mr. Joshi, owns a three bedroom residential condominium in Melbourne, Florida, consisting of approximately 1,450 square feet. The partnership rents this apartment to the Company at $1,000 per month ($750 per month until July 1, 1996), which includes its apportioned real estate taxes, pursuant to a month to month lease arrangement. For the fiscal years ended September 30, 1996 and 1995, the Company paid such partnership $9,750 and $9,000, respectively, for the use of such condominium. This apartment is used to house the Company's executives, including Messrs. Craven and Joshi, when they are visiting the Company's headquarters, as well as select customers.

         In  December  1991,  Messrs.  McNeight,  Craven and Joshi were  granted options covering 148,617 shares, 297,231 shares and 445,848 shares, respectively, of the Company's Common Stock held by UES Florida, a subsidiary of UES and an affiliate of the Company, each at an adjusted exercise price of $.15 per share. In November 1993, Mr. McNeight was granted options to purchase 5,032 shares of the Company's Common Stock at an adjusted exercise price of $0.24 per share under a non-qualified stock option plan previously maintained by the Company, which has since been terminated, and, in November 1994, Mr. McNeight was granted options under such plan to purchase 183,018 shares of the Company's Common Stock at an adjusted exercise price of $3.20 per share. The exercise prices of the foregoing options granted in 1991, 1993 and 1994 approximated the estimated market value of the shares of Common Stock on the date of grant.

         The Company had a payable to UES of $0 and $87,294 at September 30, 1996 and 1995, respectively, for reimbursement of accrued health insurance costs paid by UES.

         In March 1996, UES Florida and Messrs. McNeight and Craven and another shareholder sold an aggregate of 925,743 shares of Common Stock to private investors at a purchase price of $1.33 per share ("March 1996 Stock Purchase"). (Of the shares sold, UES Florida and Messrs. McNeight and Craven sold 745,743, 90,000, and 30,000 shares, respectively.) In connection with these transactions, UES Florida, Messrs. McNeight and Craven and such other shareholder loaned to the Company in April 1996, for working capital purposes, the sums of $646,294, $78,000, $26,000 and $52,000, respectively, or an aggregate of $802,294 of the proceeds realized from such sales, at an interest rate of 6% per annum. Such amounts, plus accrued interest thereon, were repaid following the consummation of the IPO with a portion of the IPO proceeds. At or following the time of the March 1996 Stock Purchase, the private investors purchased an additional 155,322 shares from two other stockholders of the Company. In order to induce the investors to purchase shares of Common Stock of the Company and thereby provide UES Florida, Messrs. McNeight and Craven and the other shareholder lender with funds which they loaned to the Company, the Company granted to the investors certain "piggyback" registration rights to have their Common Stock registered under the Securities Act of 1933, as amended. Accordingly, all 1,081,065 shares of Common Stock acquired by the private investors were included in the registration statement relating to the IPO.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the next annual meeting of shareholders, to be held in 1998, must be received by the Company at 1615A West Nasa Boulevard, Melbourne, Florida 32901, Attention: Secretary by September 30, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

         Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to respond to appropriate questions.

                                OTHER INFORMATION

         The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the
Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies.

         A copy of the Company's Annual Report for the fiscal year ended September 30, 1996 is enclosed.

                                  OTHER MATTERS

         The Board of Directors is aware of no other matters that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

                                   By Order of the Board of Directors,

                                        William R. Craven
                                        Secretary

Dated:  Melbourne, Florida
        January 28, 1997

                                  ANNEX 1
PROXY                   PARAVANT COMPUTER SYSTEMS, INC.
  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PARAVANT COMPUTER SYSTEMS, INC.
          FOR THE ANNUAL MEETING OF SHAREHOLDERS -- FEBRUARY 27, 1997

    The undersigned hereby appoints Richard P. McNeight, William R. Craven and Kevin J. Bartczak, and each of them, as Proxies, each with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Paravant Computer Systems, Inc. (the 'Company') which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Melbourne Beach Hilton Oceanfront Hotel, 3003 U.S. Highway A1A, Indialantic, Florida 32903 at 10:00 A.M. (local time) on February 27, 1997, and at any adjournment or postponement thereof.

1. Election of Directors

[ ] FOR all nominees listed below                           [ ] WITHHOLD APPROVAL to vote for all nominees listed
   (except as marked to the contrary below)                     below

Krishan K. Joshi, Richard P. McNeight, William R. Craven, James E. Clifford and
                               Michael F. Maguire

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

    If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1

     TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                             Please sign exactly as name appears
                                             at left.  When shares  are held  by
                                             joint  tenants,  both  should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please  give  your  full  title  as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or  other authorized  officer. If a
                                             partnership,   please    sign    in
                                             partnership   name   by  authorized
                                             person.

                                             Dated:  ...........................

                                              ..................................
                                             Signature

                                              ..................................
                                             Signature

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


                          STATEMENT OF DIFFERENCES

               The section symbol shall be expressed as ...'SS'